Exhibit 15.1

November 16, 2012 The Board of Directors Nam Tai Electronics, Inc.
Unit 1201, 12/F Tower 1, Lippo Centre 89 Queensway Hong Kong

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-76940 and 333-136653 on Form S-8 of our reports relating to the consolidated financial statements and the financial statement schedules in Schedule 1 of Nam Tai Electronics, Inc. and its subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting dated March 16, 2012, appearing in the annual report on Form 20-F of the Company for the year ended December 31, 2011.

/s/ Moore Stephens

Certified Public Accountants

Hong Kong